Exhibit 99.1
Q3 2020 Fixed Income Release

Denver, Colorado November 4, 2020: Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK) is today providing selected, preliminary unaudited financial and operating information for its fixed- income borrowing groups for the three months (“Q3”) ended September 30, 2020 as compared to the results for the same period in the prior year (unless otherwise noted). The financial and operating information contained herein is preliminary and subject to change. We expect to issue the September 30, 2020 unaudited condensed consolidated financial statements for each of our fixed-income borrowing groups prior to the end of November 2020, at which time they will be posted to the investor relations section of our website (www.libertyglobal.com) under the “Fixed Income” heading. Convenience translations provided herein are calculated as of September 30, 2020. Effective with the release of the second quarter earnings we have stopped using the term Operating Cash Flow ("OCF") and will use the term "Adjusted EBITDA" prospectively. As we define the term, Adjusted EBITDA has the same meaning as OCF had previously, and therefore will not impact any previously reported amounts.

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Virgin Media Reports Preliminary Q3 2020 Results
UK JV on track: Financing completed and regulatory process initiated
Built on Q2 momentum to deliver an acceleration in cable and mobile net adds and a return to revenue growth supported by B2B
Virgin Media Inc. (“Virgin Media”) is the leading cable operator in the U.K. and Ireland, delivering broadband, video and fixed-line telephony services to 6.0 million cable customers and mobile services to 3.5 million subscribers at September 30, 2020.

Operating highlights:

•
Virgin Media is successfully navigating through the COVID-19 pandemic and is investing in digital and in innovation. We expect to emerge a stronger, more agile business and remain focused on delivering mid-to-long term growth in operating free cash flow (“OFCF”) and FCF

◦	We have continued investing in high speed connectivity and superior entertainment products, accelerated our digital transformation and improved the resilience of our customer operations

◦	In addition, we postponed our U.K. price rise to support our customers through the pandemic

•
In Connectivity, our superior broadband speeds and a continued focus on improving NPS resulted in a YoY reduction in churn which contributed to our best customer gain since Q3 2017. Fixed-line customers surpassed 6.0 million in the quarter, with an acceleration in quarterly growth to 37,000 net adds in Q3 versus a 3,000 net loss in Q3 2019

◦	Delivered 15,000 net adds in our BAU footprint, a second consecutive quarter of growth. This performance was underpinned by 48,000 broadband adds in Q3, up from 5,000 in Q3 2019

◦	An increase of 22,000 customer relationships in our Lightning footprint, in-line with our Q2 performance

•	Our 1 Gbps upgrades in the U.K. and Ireland through Q3 establish us as the largest gigabit speed provider in both markets

◦
Our November 5, 2020 launch of gigabit speeds in London and Belfast will take our Gig1 Fibre reach to 6.8 million premises, representing 45% of our U.K. cable footprint. We remain on track for network-wide coverage by the end of 2021, delivering 50% of U.K. Government national ambition four years early

◦	In Ireland, our Gig1 Fibre service went live across 98% of our network in August representing 0.9 million Irish premises

•	Our FMC bundles continued gaining traction in the market with 86,000 postpaid mobile net adds in Q3, driving FMC penetration up 270 basis points YoY to 23.4%

•
In Entertainment, we started the deployment of our most advanced connected entertainment platform, Virgin TV 360, beginning with Ireland in October. The service is expected to be launched in the U.K. market during Q4

◦
Our new platform allows customers to access TV entertainment across multiple screens through our 4K-ready Virgin TV 360 set-top box and on-the-move with our Virgin TV Anywhere app. Enhanced features such as voice search and control, an updated user-interface and the ability to create individual profiles enabling personalisation are expected to drive significant improvements in NPS, as observed in other Liberty Global markets

•	Our Project Lightning build accelerated to 125,000 premises in Q3, compared to the 93,000 premises added in each of Q1 and Q2, taking our cumulative Lightning build to 2.4 million

◦	A focus on optimising build cost has led to a gradual reduction in our cost per premise to approximately £605 in Q3, with scope for this to fall further

•	In B2B, we continued to see strong demand for capacity and other essential communications services which helped deliver strong growth in B2B revenue

◦	Our SoHo customer base increased 13.6% YoY compared to an 11.6% increase in Q3 2019

◦	Revenue from Wholesale increased by 26.1% YoY as we begin the installation of recent contract wins for full fibre and other high capacity services through H2 and into 2021

•
Driving NPS by accelerating our transformation programme through the digitalisation of customer interactions, in combination with rebalancing our customer care resources more towards onshore. These initiatives are set to make our business more agile, enhance customer experience and reduce operating costs over the medium term through call deflection to digital channels

◦	Created 1,000 customer care roles in the U.K., reducing our reliance on offshore call centres

◦	Accelerating investments in our digital sales and care platforms in H2 and 2021

Financial highlights:

•
Revenue of £1,291.4 million in Q3 increased 0.8% on a reported basis and 0.7% on a rebased[1] basis with increases in B2B and mobile partially offset by a COVID-related decline in advertising revenue at our broadcast business in Ireland

•	Q3 residential cable revenue was almost flat, it decreased 0.2% YoY on both a reported and a rebased basis

◦
Cable subscription revenue decreased 0.6% on a reported basis and 0.7% on a rebased basis. The increase in fixed-line customers was offset by COVID-related impacts to Q3 ARPU from lower premium and PPV video revenue and the effect of postponing our U.K. price rise

▪	Programming credits received in Q3 to compensate us for the loss of exclusive content due to the COVID-19 pandemic generally offset these revenue declines

◦	Q3 fixed-line ARPU decreased 1.0% YoY to £50.89 on both a reported and a rebased basis

▪	The introduction of end-of-contract notifications had a modest impact in Q3, with churn in-line and ARPU dilution being lower than our expectations

▪	The impact from annual-best-tariff notifications in Q3 was limited as we only began sending these in August

•	Q3 reported and rebased residential mobile revenue increased 3.6% YoY with higher non-subscription revenue partially offset by a reduction in subscription revenue

◦
Mobile subscription revenue declined 0.6% on a reported basis and 0.7% on a rebased basis, with the revenue benefit from growth in mobile subscriptions offset by a reduction in out-of-bundle usage, mainly roaming

◦
Reported and rebased Q3 mobile non-subscription revenue increased 9.0% primarily due to the release of £16.5 million of deferred handset revenue related to the sale of handset receivables. Corresponding expenses were incurred resulting in a neutral impact on Segment Adjusted EBITDA

•	B2B revenue increased 5.2% on both a reported and a rebased basis with growth in both subscription and non-subscription revenue

◦	B2B subscription revenue increased 11.9% on a reported basis and 11.6% on a rebased basis due to continued growth in SoHo customers

◦	Reported and rebased B2B non-subscription revenue increased 4.3%, reflecting an increase in wholesale revenue

•
Reported Q3 net earnings of £190.4 million, compared with a £49.1 million net loss in the comparative prior year period. This was largely driven by the net effect of (i) a change in realized and unrealized gains (losses) on derivative instruments, net, (ii) a change in foreign currency transactions gains (losses), net, (iii) a change in income tax benefit (expense) and (iv) a reduction in Segment Adjusted EBITDA, as described below

•
Segment Adjusted EBITDA[2] of £514.5 million in Q3 declined 3.6% on a reported basis and 3.4% on a rebased basis primarily due to the impacts from the following nonrecurring items (i) higher costs associated with a £12.9 million charge in connection with the reassessment of certain items related to prior years and (ii) pre-merger integration costs. Excluding these items, Segment Adjusted EBITDA was relatively flat

•
Our focus on accelerating business momentum and transformation through the postponement of our U.K. price rise, onshoring more customer care, investment in digitalisation and product innovation, pre-merger integration costs, along with continued headwinds from regulated contract notifications and higher programming costs and network taxes will impact Q4 Segment Adjusted EBITDA growth

•
Property and equipment (“P&E”) additions decreased by 4.9% YoY to £279.1 million in Q3 from £293.5 million in Q3 2019 primarily due to a reduction in the cost per premises of our Project Lightning new build programme and lower product and enablers expenditure partially offset by an increase in baseline

◦	P&E additions as a percentage of sales decreased to 21.6% compared to 22.9% in Q3 2019

•	OFCF of £235.5 million in Q3 decreased 1.9% on a reported basis and 1.4% on a rebased basis

•	At September 30, 2020, our fully-swapped third-party debt borrowing cost was 4.7% and the average tenor of our third-party debt (excluding vendor financing) was around 8 years

◦
During October, Virgin Media negotiated the private placement of (i) £235.0 million in aggregate principal amount of its 4.25% 2030 Sterling Senior Secured Notes, (ii) $265.0 million in aggregate principal amount of its 4.50% 2030 Dollar Senior Secured Notes and (iii) £30.0 million in aggregate principal amount of its 4.125% 2030 Sterling Senior Secured Notes. These additional notes are expected to be issued on November 6, 2020, and the net proceeds are to be used to redeem in full the 2025 Sterling Secured Note

•
At September 30, 2020, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Net Senior Debt and Net Total Debt to Annualised EBITDA (last two quarters annualised) were 3.72x and 4.37x, respectively, each as calculated in accordance with our most restrictive covenants, and reflecting the exclusion of the Credit Facility Excluded Amounts as defined in our respective credit agreements

◦
Vendor financing obligations are not included in the calculation of our leverage covenants. If we were to include these obligations in our leverage ratio calculation, and not reflect the exclusion of the Credit Facility Excluded Amounts, the ratio of Total Net Debt to Annualised EBITDA would have been 5.49x at September 30, 2020

•
At September 30, 2020, we had maximum undrawn commitments of £1.0 billion equivalent. When our compliance reporting requirements have been completed and assuming no change from September 30, 2020 borrowing levels, we anticipate the borrowing capacity will be limited to £571.5 million equivalent, based on the maximum we can incur and upstream which is subject to a 4x net senior test

Operating Statistics Summary

	As of and for the three months ended
	September 30,
	2020	2019
Footprint
Homes Passed	16,135,700	15,694,900

Fixed-Line Customer Relationships
Fixed-Line Customer Relationships	6,020,200	5,962,900
Q3 Organic[3] Fixed-Line Customer Relationship net additions (losses)	37,300	(3,400)

Q3 Monthly ARPU per Fixed-Line Customer Relationship	£50.89	£51.41

Customer Bundling
Fixed-mobile Convergence	23.4%	20.7%

Single-Play	19.3%	15.8%
Double-Play	22.7%	22.3%
Triple-Play	58.0%	61.9%

Mobile Subscribers
Postpaid	3,256,100	2,937,600
Prepaid	208,700	297,400
Total Mobile subscribers	3,464,800	3,235,000

Q3 organic Postpaid net additions	86,400	107,300
Q3 organic Prepaid net additions (losses)	6,500	(22,800)
Total organic[3] Mobile net additions	92,900	84,500

Q3 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue	£10.30	£11.30
Excluding interconnect revenue	£8.96	£9.69

Financial Results, Segment Adjusted EBITDA Reconciliation, Property and Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three and nine months ended September 30, 2020 and 2019:

	Three months ended				Nine months ended
	September 30,		Increase/(decrease)		September 30,		Increase/(decrease)
	2020	2019	Reported	Rebased	2020	2019	Reported	Rebased
	in millions, except % amounts
Revenue
Residential cable revenue:
Subscription	£890.7	£896.4	(0.6%)	(0.7%)	£2,674.1	£2,691.9	(0.7%)	(0.7%)
Non-subscription	17.7	13.9	27.3%	28.0%	44.1	43.3	1.8%	1.9%
Total residential cable revenue	908.4	910.3	(0.2%)	(0.2%)	2,718.2	2,735.2	(0.6%)	(0.6%)
Residential mobile revenue:
Subscription	92.0	92.6	(0.6%)	(0.7%)	269.7	269.3	0.1%	0.1%
Non-subscription	79.0	72.5	9.0%	9.0%	193.2	209.4	(7.7%)	(7.7%)
Total residential mobile revenue	171.0	165.1	3.6%	3.6%	462.9	478.7	(3.3%)	(3.3%)
Business revenue:
Subscription	25.3	22.6	11.9%	11.6%	73.4	66.0	11.2%	11.1%
Non-subscription	175.1	167.9	4.3%	4.3%	500.0	507.8	(1.5%)	(1.5%)
Total business revenue	200.4	190.5	5.2%	5.2%	573.4	573.8	(0.1%)	(0.1%)
Other revenue	11.6	15.8	(26.6%)	(28.1%)	37.4	48.8	(23.4%)	(23.9%)
Total revenue	£1,291.4	£1,281.7	0.8%	0.7%	£3,791.9	£3,836.5	(1.2%)	(1.2%)

Segment Adjusted EBITDA
Segment Adjusted EBITDA	£514.5	£533.5	(3.6%)	(3.4%)	£1,554.4	£1,600.0	(2.9%)	(2.8%)

The following table provides a reconciliation of net earnings (loss) to Segment Adjusted EBITDA for the three and nine months ended September 30, 2020 and 2019:

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
	in millions, except % amounts
Net earnings (loss)	£190.4	£(49.1)	£69.6	£(214.1)
Income tax expense (benefit)	(209.2)	1.8	(222.0)	(5.1)
Other income, net	2.9	(1.2)	0.7	(3.7)
Losses on debt extinguishment, net	0.1	23.3	134.2	61.2
Realized and unrealized losses (gains) due to changes in fair values of certain debt, net	(0.8)	2.2	(7.9)	19.7
Foreign currency transaction losses (gains), net	(253.6)	207.7	153.4	238.2
Realized and unrealized losses (gains) on derivative instruments, net	255.0	(258.2)	(142.4)	(319.0)
Interest income - related-party	(61.0)	(71.3)	(187.9)	(213.2)
Interest expense	136.1	164.0	430.1	487.5
Operating income	59.9	19.2	227.8	51.5
Impairment, restructuring and other operating items, net	7.0	5.4	21.2	46.6
Depreciation and amortization	334.4	432.5	1,017.1	1,320.1
Related-party fees and allocations, net	95.8	65.6	248.2	144.1
Share-based compensation expense	17.4	10.8	40.1	37.7
Segment Adjusted EBITDA	£514.5	£533.5	£1,554.4	£1,600.0

Segment Adjusted EBITDA as a percentage of revenue	39.8%	41.6%	41.0%	41.7%

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
	in millions, except % amounts
Customer premises equipment	£73.2	£78.5	£190.8	£284.7
New build and upgrade	85.8	94.8	271.6	282.8
Capacity	30.8	36.1	90.5	92.5
Baseline	55.7	42.0	143.7	120.7
Product and enablers	33.6	42.1	113.6	105.3
Property and equipment additions	£279.1	£293.5	£810.2	£886.0
Assets acquired under capital-related vendor financing arrangements	(175.9)	(188.1)	(548.0)	(625.7)
Assets acquired under finance leases	—	(1.2)	—	(5.4)
Changes in liabilities related to capital expenditures (including related-party amounts)	(5.1)	(15.1)	50.8	70.6
Total capital expenditures[4]	£98.1	£89.1	£313.0	£325.5

Property and equipment additions as a percentage of revenue	21.6%	22.9%	21.4%	23.1%

Operating Free Cash Flow
Segment Adjusted EBITDA	£514.5	£533.5	£1,554.4	£1,600.0
Property and equipment additions	(279.1)	(293.5)	(810.2)	(886.0)
Operating free cash flow	£235.4	£240.0	£744.2	£714.0

Third-Party Debt, Finance Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and pound sterling equivalent of the nominal amount outstanding of Virgin Media’s consolidated third-party debt, finance lease obligations and cash and cash equivalents:

	September 30,		June 30,
	2020		2020
	Borrowing currency	£ equivalent
	in millions
Senior and Senior Secured Credit Facilities:
Term Loan L (LIBOR + 3.25%) due 2027	£400.0	400.0	400.0
Term Loan M (LIBOR + 3.25%) due 2027	£500.0	500.0	500.0
Term Loan N (LIBOR + 2.50%) due 2028	$3,300.0	2,556.0	2,665.7
Term Loan O (EURIBOR + 2.50%) due 2029	€750.0	680.9	681.2
£1,000 million (equivalent) RCF (LIBOR + 2.75%) due 2026	£—	—	—
VM Financing Facility	£2.7	2.7	2.7
VM Financing Facility II	£1.3	1.3	1.3
VM Financing Facility III	£15.7	15.7	38.9
VM Financing Facility IV	$14.8	11.5	76.5
Total Senior and Senior Secured Credit Facilities		4,168.1	4,366.3

Senior Secured Notes:
6.00% GBP Senior Secured Notes due 2025[5]	£441.3	441.3	441.3
5.50% USD Senior Secured Notes due 2026	$750.0	580.9	605.8
5.00% GBP Senior Secured Notes due 2027	£675.0	675.0	675.0
5.50% USD Senior Secured Notes due 2029	$1,425.0	1,103.7	1,151.1
5.25% GBP Senior Secured Notes due 2029	£340.0	340.0	340.0
4.25% GBP Senior Secured Notes due 2030	£400.0	400.0	400.0
4.50% USD Senior Secured Notes due 2030	$650.0	503.4	525.1
4.125% GBP Senior Secured Notes due 2030	£450.0	450.0	450.0
Total Senior Secured Notes		4,494.3	4,588.3

Senior Notes:
5.00% USD Senior Notes due 2030	$925.0	716.4	747.2
3.75% EUR Senior Notes due 2030	€500.0	453.9	454.1
Total Senior Notes		1,170.3	1,201.3

Vendor financing		1,938.1	1,885.2
Other debt		317.7	510.0
Finance lease obligations		49.1	50.3
Total third-party debt and finance lease obligations		12,137.6	12,601.4
Deferred financing costs, discounts and premiums, net		(21.7)	(24.1)
Total carrying amount of third-party debt and finance lease obligations		12,115.9	12,577.3
Less: cash and cash equivalents		217.2	25.7
Net carrying amount of third-party debt and finance lease obligations[6]		£11,898.7	£12,551.6

Exchange rate (€ to £)		1.1015	1.1010
Exchange rate ($ to £)		1.2911	1.2380

Covenant Debt Information
The following table details the pound sterling equivalent of the reconciliation from Virgin Media’s consolidated third-party debt to the total covenant amount of third-party gross and net debt and includes information regarding the projected principal-related cash flows of our cross-currency derivative instruments. The pound sterling equivalents presented below are based on exchange rates that were in effect as of September 30, 2020 and June 30, 2020. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	September 30,	June 30,
	2020	2020
	in millions
Total third-party debt and finance lease obligations (£ equivalent)	£12,137.6	£12,601.4
Vendor financing	(1,938.1)	(1,885.2)
Other debt	(291.8)	(483.4)
Credit Facility excluded amount	(515.9)	(502.8)
Finance lease obligations	(49.1)	(50.3)
Projected principal-related cash payments associated with our cross-currency derivative instruments	(388.5)	(639.2)
Total covenant amount of third-party gross debt	8,954.2	9,040.5
Cash and cash equivalents	(217.2)	(25.2)
Total covenant amount of third-party net debt	£8,737.0	£9,015.3

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UPC Holding Reports Preliminary Q3 2020 Results
Acquisition of Sunrise expected to close Mid-November
Improving Commercial Momentum in Switzerland
UPC Holding Group (“UPC Holding”) provides market-leading triple- and quad-play services through next-generation networks and innovative technology platforms. The information in this release relates to our operations in Switzerland, Poland and Slovakia, unless otherwise indicated (Poland and Slovakia together are referred to as "CEE"). Our operations connected 2.7 million customers subscribing to 5.7 million television, internet and fixed-line telephony services and served 263,900 mobile subscribers at September 30, 2020.

Operating and strategic highlights:

•
Tender offer for Sunrise Communications completed with 96.6% of shares secured and Phase 1 regulatory clearance received without any conditions or stipulations being imposed. Closing is expected by mid-November

•	UPC Switzerland’s commercial performance benefiting from growth initiatives and network upgrades

•	Improving commercial momentum supported by successful summer campaign; broadband net adds turned positive in September for the first time in 3 years

•	Achieved record NPS in Q3 driven by strong customer service, product performance and network resilience

•	Horizon 4 (UPC TV) reached a base of 311,000 customers in Switzerland, representing 53% and 32% of our enhanced and total video bases, respectively

•	Commercial launch of reciprocal sports distribution deal between Swisscom and UPC. Significantly expands the reach of MySports Pro and provides UPC customers with access to Teleclub sports programming

•	Record mobile sales month in September, powered by new mobile portfolio launch with strong FMC incentives and simplified pricing structure

•	UPC Switzerland Q3 FMC penetration was up 510bps YoY to 23%

•	UPC Poland extending high-speed network reach and driving FMC via MVNO with Play

•
In August, UPC Poland started to roll out Liberty Global’s new 4K Mini TV Box, including our market leading Horizon 4 interface. As the company’s first all-IP device, it also enables UPC to expand its TV experience into FTTH partner networks passing 1.7 million premises by 2023/24.

•	Swiss Q3 Customer ARPU of CHF 69.58 decreased 1.0% YoY on a both a reported and rebased[1] basis, as a result of higher front-book discounts, partially offset by a better tier mix

•	CEE Q3 Customer ARPU of €19.49 declined 0.9% YoY on a reported basis but increased 1.1% YoY on a rebased basis, due to an improved tier mix

•	Total Customer relationship adds were 2,000 in Q3 as compared to a loss of 2,000 in Q3 2019

◦	Switzerland lost 6,000 customers in Q3, representing an improvement of 3,000 YoY as both sales and churn improved

◦	CEE added 9,000 customers in Q3, an improvement of 2,000 compared to Q3 2019, driven by growth in new build areas

•	Total Mobile additions were 18,500 in Q3 a YoY improvement versus 17,000 additions in Q3 2019

Financial highlights:

•	Revenue of €375.5 million in Q3 decreased 2.7% YoY on a reported basis and 3.3% YoY on a rebased basis

◦
Swiss revenue declined 4.0% YoY on a reported basis and 5.8% YoY on a rebased basis, primarily due to the net effect of (i) lower consumer subscription revenue as a result of customer volume losses and ARPU pressure and (ii) an increase in mobile revenue driven by an increase in subscribers

◦
CEE revenue increased 0.7% YoY on a reported basis and 3.2% YoY on a rebased basis, primarily due to an increase in residential cable subscription revenue driven by new build areas as well as growth in B2B

•
Loss from continuing operations increased 201% on a reported basis in Q3 to €116 million, largely driven by the negative impact of (i) an increase in foreign currency transaction losses and (ii) a reduction in Segment EBITDA, as described below, partially offset by a gain on derivative instruments

•	Segment Adjusted EBITDA[2] of €178.0 million in Q3 declined 7.6% YoY on a reported basis and 8.2% YoY on a rebased basis

◦
Swiss Adjusted EBITDA declined 8.4% YoY on a reported basis and 9.9% on a rebased basis, mainly due to the aforementioned loss of residential cable subscription revenue, partially offset by lower programming costs

◦	CEE Adjusted EBITDA decreased by 6.5% YoY on a reported basis and 4.0% on a rebased basis, largely driven by an increase in programming and commercial spend

◦	Ahead of the acquisition of Sunrise Communications, UPC will incur pre-merger integration costs that will weigh on Q4 Segment Adjusted EBITDA growth

•	Q3 property and equipment additions were 19.9% of revenue, down from 22.4% in the prior year period

◦	The Q3 decrease was largely driven by lower CPE spend in Switzerland. Q3 property and equipment additions were 18.5% of revenue for Switzerland and 23.7% of revenue for CEE

•	OFCF of €103.1 million in Q3 decreased 2.9% on a reported basis and 3.7% on a rebased basis compared to €106.2 million in Q3 2019, driven by the aforementioned reduction in Adjusted EBITDA

◦	Swiss OFCF of €82.3 million increased 2.9% on a reported basis and 1.4% on a rebased basis YoY

•	At September 30, 2020, our fully-swapped third-party debt borrowing cost was 3.8% and the average tenor of our third-party debt (excluding vendor financing) was approximately 8 years

•
At September 30, 2020, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Net Senior Debt and Net Total Debt to Annualized EBITDA (last two quarters annualized) for UPC Holding were 2.48x and 3.98x, respectively, as calculated in accordance with our most restrictive covenants, and reflecting the exclusion of the Credit Facility Excluded Amounts as defined in the respective credit agreements.

◦
Vendor financing obligations are not included in the calculation of our leverage covenants. If we were to include these obligations in our leverage ratio calculation, and not reflect the exclusion of the Credit Facility Excluded Amounts, the ratio of Total Net Debt to Annualized EBITDA for UPC Holding would have been 5.26x at September 30, 2020

•
At September 30, 2020, we had maximum undrawn commitments of €500.0 million. When our Q3 compliance reporting requirements have been completed and assuming no change from September 30, 2020 borrowing levels, we anticipate the full €500.0 million of borrowing capacity to be available.

•
In August 2020, in connection with the pending Sunrise Acquisition, UPC Holding entered into (i) a $1,300.0 million term loan facility, (ii) a €400.0 million term loan facility and (iii) a commitment letter with certain financial institutions to provide (a) a $1,300.0 million term loan facility, (b) a €400.0 million term loan facility and (c) a €213.4 million equivalent multi-currency revolving facility. At September 30, 2020, these facilities were undrawn and are only available to be drawn and utilized upon completion of the Sunrise Acquisition, which is expected to close mid-November

Operating Statistics Summary

	As of and for the three months ended
	September 30,
		2020		2019

Footprint
Homes Passed	6,628,100		6,506,100

Fixed-Line Customer Relationships
Fixed-Line Customer Relationships	2,683,800		2,724,800
Q3 Organic[3] Fixed-Line Customer Relationship net additions (losses)	2,300			(2,100)

Q3 Monthly ARPU per Fixed-Line Customer Relationship		€36.23		€37.06
Switzerland Q3 Monthly ARPU per Fixed-Line Customer Relationship	CHF	69.58	CHF	70.31
CEE Q3 Monthly ARPU per Fixed-Line Customer Relationship		€19.49		€19.66

Customer Bundling

Fixed-mobile Convergence Switzerland		22.8%		17.7%
Fixed-mobile Convergence CEE		1.6%		0.3%

Single-Play		28.6%		31.7%
Double-Play		29.1%		25.8%
Triple-Play		42.3%		42.5%

Mobile Subscribers
Total Mobile Subscribers	263,900		193,800
Total Organic[3] Mobile net additions	18,500		17,300

Q3 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue		€29.70		€31.76
Excluding interconnect revenue		€26.81		€28.09

Financial Results, Segment Adjusted EBITDA Reconciliation, Property & Equipment Additions

The following table reflects preliminary unaudited selected financial results for the three and nine months ended September 30, 2020 and 2019:

	Three months ended		Increase/(decrease)		Nine months ended		Increase/(decrease)
	September 30,				September 30,
	2020	2019	Reported	Rebased	2020	2019	Reported	Rebased
	in millions, except % amounts
Revenue
Switzerland	€269.3	€280.5	(4.0%)	(5.8%)	€828.5	€839.0	(1.3%)	(5.7%)
Central and Eastern Europe	106.2	105.5	0.7%	3.2%	319.8	316.3	1.1%	3.6%
Intersegment eliminations	—	(0.1)	N.M.	N.M.	—	(0.1)	N.M.	N.M.
Total	€375.5	€385.9	(2.7%)	(3.3%)	€1,148.3	€1,155.2	(0.6%)	(3.1%)

Segment Adjusted EBITDA[2]
Switzerland	€132.0	€144.1	(8.4%)	(9.9%)	€390.8	€423.9	(7.8%)	(11.9%)
Central and Eastern Europe	46.0	49.2	(6.5%)	(4.0%)	143.3	144.7	(1.0%)	1.6%
Central and Corporate and intersegment eliminations	—	(0.6)	N.M.	N.M.	(0.3)	(3.2)	N.M.	N.M.
Segment Adjusted EBITDA	€178.0	€192.7	(7.6%)	(8.2%)	€533.8	€565.4	(5.6%)	(8.0%)

N.M. - not meaningful

The following table provides a reconciliation of loss from continuing operations to Segment Adjusted EBITDA for the three and nine months ended September 30, 2020 and 2019:

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
	in millions, except % amounts
Loss from continuing operations	€(116.0)	€(28.8)	€(174.2)	€(74.6)
Income tax expense (benefit)	(5.3)	9.3	12.1	35.9
Other income, net	(7.4)	(3.2)	(16.0)	(16.1)
Losses on debt extinguishment, net	—	13.8	33.4	13.8
Foreign currency transaction losses (gains), net	(42.1)	100.0	(31.2)	121.6
Realized and unrealized losses (gains) on derivative instruments, net	145.8	(122.6)	107.1	(129.8)
Interest expense	35.0	82.5	113.7	215.6
Operating income	10.0	51.0	44.9	166.4
Impairment, restructuring and other operating items, net	0.5	4.3	11.8	12.9
Depreciation and amortization	88.5	86.7	268.2	254.8
Related-party fees and allocations, net	72.1	46.2	193.4	115.8
Share-based compensation expense	6.9	4.5	15.5	15.5
Segment Adjusted EBITDA	€178.0	€192.7	€533.8	€565.4

Segment Adjusted EBITDA as a percentage of revenue	47.4%	49.9%	46.5%	48.9%

The following table provides details of our property and equipment additions and reconciles those additions to the capital expenditures that we present in our combined statements of cash flows:

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
	in millions, except % amounts
Customer premises equipment	€17.5	€33.0	€58.1	€74.6
New build and upgrade	21.4	18.1	69.9	63.4
Capacity	9.4	8.9	20.5	29.3
Baseline	17.8	15.3	49.1	46.2
Product and enablers	8.8	11.2	25.8	30.0
Property and equipment additions	74.9	86.5	223.4	243.5
Assets acquired under capital-related vendor financing arrangements	(70.7)	(85.8)	(236.5)	(294.9)
Assets acquired under finance leases	(0.4)	(0.4)	(1.0)	(2.7)
Changes in current liabilities related to capital expenditures (including related-party amounts)	41.5	73.4	159.8	282.2
Total capital expenditures[4]	€45.3	€73.7	€145.7	€228.1

Regional Property and Equipment Additions
Switzerland	€49.7	€64.1	€162.1	€184.5
Central and Eastern Europe	25.2	22.4	61.3	59.0
Total property and equipment additions	€74.9	€86.5	€223.4	€243.5

Property and equipment additions as a percentage of revenue	19.9%	22.4%	19.5%	21.1%

Operating Free Cash Flow
Segment Adjusted EBITDA	€178.0	€192.7	€533.8	€565.4
Property and equipment additions	(74.9)	(86.5)	(223.4)	(243.5)
Operating free cash flow	€103.1	€106.2	€310.4	€321.9

Third-Party Debt, Finance Lease Obligations and Cash and Cash Equivalents

The following table details the borrowing currency and euro equivalent of the nominal amount of UPC Holding’s combined third-party debt, finance lease obligations and cash and cash equivalents.

	September 30,		June 30,
	2020		2020
	Borrowing currency	€ equivalent
	in millions
Senior Credit Facility
4.000% EUR Facility AK due 2027	€540.0	€540.0	€540.0
3.625% EUR Facility AQ due 2029	€600.0	600.0	600.0
Facility AT (LIBOR + 2.25%) USD due 2028	$700.0	597.2	622.6
Facility AU (EURIBOR + 2.50%) EUR due 2029	€400.0	400.0	400.0
€500 million Revolving Facility (EURIBOR + 2.50%) EUR due 2026		—	—
Elimination of Facilities AK and AQ in consolidation		(1,140.0)	(1,140.0)
Total Senior Credit Facilities		997.2	1,022.6

Senior Secured Notes
4.000% EUR Senior Secured Notes due 2027	€540.0	540.0	540.0
3.625% EUR Senior Secured Notes due 2029	€600.0	600.0	600.0
Total Senior Secured Notes		1,140.0	1,140.0

Senior Notes
5.500% USD Senior Notes due 2028	$535.0	456.4	475.8
3.875% EUR Senior Notes due 2029	€594.3	594.3	594.3
Total Senior Notes		1,050.7	1,070.1

Vendor financing		523.1	541.5
Finance lease obligations		18.5	19.1
Total third-party debt and finance lease obligations		3,729.5	3,793.3
Deferred financing costs and discounts		(18.0)	(18.7)
Total carrying amount of third-party debt and finance lease obligations		3,711.5	3,774.6
Less: cash and cash equivalents		19.0	23.8
Net carrying amount of third-party debt and finance lease obligations[6]		€3,692.5	€3,750.8

Exchange rate ($ to €)		1.1722	1.1244

Covenant Debt Information
The following table details the euro equivalent of the reconciliation from UPC Holding’s consolidated third-party debt to the total covenant amount of third-party gross and net debt and includes information regarding the projected principal-related cash flows of our cross-currency derivative instruments. The euro equivalents presented below are based on exchange rates that were in effect as of September 30, 2020 and June 30, 2020. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	September 30,	June 30,
	2020	2020
	in millions
Total third-party debt and finance lease obligations (€ equivalent)	€3,729.5	€3,793.3
Vendor financing	(523.1)	(541.5)
Finance lease obligations	(18.5)	(19.1)
Credit Facility excluded amount	(400.0)	(400.0)
Projected principal-related cash receipts associated with our cross-currency derivative instruments	25.8	28.4
Total covenant amount of third-party gross debt	2,813.7	2,861.1
Cash and cash equivalents	(19.0)	(23.8)
Total covenant amount of third-party net debt	€2,794.7	€2,837.3

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; expectations with respect to our financial performance, including Segment Adjusted EBITDA, OFCF and FCF growth; expectations regarding Virgin Media’s anticipated joint venture with O2, including related regulatory progress; expectations with respect to our continued ability and success in navigating the effects of the COVID-19 pandemic; expected launch of broadband speed and coverage increases and connectivity enhancements, including the anticipated continued rollout of 1 Gbps broadband service at Virgin Media; the planned launch of Virgin TV 360 in the U.K.; the expected continued reduction in Project Lightning’s cost per premise; Virgin Media’s driving NPS initiative and the impacts thereof; the tender offer for Sunrise Communications, including the anticipated timeframe for completion and impacts thereof; UPC Poland’s expected expansion into FTTH partner networks; the strength of our balance sheet and tenor of our third-party debt; expectations with respect to our cross currency derivative instruments; our anticipated borrowing capacity and use of debt proceeds; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the potential impact of the outbreak of COVID-19 on our company; the effects of changes in laws or regulation; the effects of the U.K.’s exit from the E.U.; general economic factors; our and our affiliates’ ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our and affiliates’ ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our and our affiliates’ video services and the costs associated with such programming; our and our affiliates’ ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates to access cash of their respective subsidiaries; the impact of our operating companies' and affiliates’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our and our affiliates’ ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Forms 10-Q and Form 10-K/A. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
Contact Information

Liberty Global Investor Relations:		Liberty Global Corporate Communications:
Max Adkins	+44 78 1795 9705	Matt Beake	+44 20 8483 6428
John Rea	+1 303 220 4238
Stefan Halters	+44 20 8483 6211

Virgin Media Investor Relations:		Virgin Media Corporate Communications:
Vani Bassi	+44 333 000 2912	James Lusher	+44 333 000 2900

About Liberty Global

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is one of the world’s leading converged video, broadband and communications companies, with operations in six European countries under the consumer brands Virgin Media, Telenet and UPC. We invest in the infrastructure and digital platforms that empower our customers to make the most of the digital revolution. Our substantial scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect 11 million customers subscribing to 25 million TV, broadband internet and telephony services. We also serve 7 million mobile subscribers and offer WiFi service through millions of access points across our footprint.

In addition, Liberty Global owns 50% of VodafoneZiggo, a joint venture in the Netherlands with 4 million customers subscribing to 10 million fixed-line and 5 million mobile services, as well as significant investments in ITV, All3Media, ITI Neovision, Lionsgate, the Formula E racing series and several regional sports networks.

For more information, please visit www.libertyglobal.com.

	Selected Operating Data & Subscriber Variance Table — As of and for the quarter ended September 30, 2020
					Video
	Homes Passed	Fixed-Line Customer Relationships	Total RGUs	Internet Subscribers(i)	Basic Video Subscribers(ii)	Enhanced Video Subscribers	Total Video	Telephony Subscribers(iii)		Total Mobile Subscribers

Operating Data
Switzerland(iv)	2,399,100	989,200	2,109,500	645,400	375,700	588,800	964,500	499,600		235,600
Poland	3,606,000	1,503,500	3,221,700	1,263,400	234,400	1,071,400	1,305,800	652,500		28,300
Slovakia	623,000	191,100	401,700	142,900	30,500	140,100	170,600	88,200		—
Total UPC Holding	6,628,100	2,683,800	5,732,900	2,051,700	640,600	1,800,300	2,440,900	1,240,300		263,900

United Kingdom	15,191,700	5,583,600	13,380,700	5,365,400	—	3,525,500	3,525,500	4,489,800		3,349,600
Ireland	944,000	436,600	996,800	382,900	—	303,900	303,900	310,000		115,200
Total Virgin Media	16,135,700	6,020,200	14,377,500	5,748,300	—	3,829,400	3,829,400	4,799,800	`	3,464,800

Q3 Organic[3] Variance
Switzerland	8,800	(6,300)	(7,500)	(900)	(6,300)	100	(6,200)	(400)		12,400
Poland	22,600	9,200	23,500	13,200	17,200	1,300	18,500	(8,200)		6,100
Slovakia	1,600	(600)	400	600	500	(900)	(400)	200		—
Total UPC Holding	33,000	2,300	16,400	12,900	11,400	500	11,900	(8,400)		18,500

United Kingdom	119,100	37,600	(80,800)	47,000	—	(63,800)	(63,800)	(64,000)		81,500
Ireland	2,900	(300)	(1,500)	600	—	7,700	7,700	(9,800)		11,400
Total Virgin Media	122,000	37,300	(82,300)	47,600	—	(56,100)	(56,100)	(73,800)		92,900

	Selected Operating Data — As of September 30, 2020
	Prepaid Mobile Subscribers	Postpaid Mobile Subscribers	Total Mobile Subscribers
Total Mobile Subscribers
Switzerland	—	235,600	235,600
Poland	—	28,300	28,300
Slovakia	—	—	—
Total UPC Holding	—	263,900	263,900

United Kingdom	208,700	3,140,900	3,349,600
Ireland	—	115,200	115,200
Total Virgin Media	208,700	3,256,100	3,464,800

	September 30, 2020 vs. June 30, 2020
Organic[3] Mobile Subscriber Variance
Switzerland	—	12,400	12,400
Poland	—	6,100	6,100
Slovakia	—	—	—
Total UPC Holding	—	18,500	18,500

United Kingdom	6,500	75,000	81,500
Ireland	—	11,400	11,400
Total Virgin Media	6,500	86,400	92,900

Footnotes for Selected Operating Data and Subscriber Variance Tables

(i)
In Switzerland, we offer a 10 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 66,200 subscribers who have requested and received this service.

(ii)	UPC Holding has approximately 29,900 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(iii)
In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 198,200 subscribers who have requested and received this service.

(iv)
Pursuant to service agreements, Switzerland offers video, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At September 30, 2020, Switzerland’s partner networks account for 117,500 Fixed-Line Customer Relationships, 297,700 RGUs, which include 108,900 Internet Subscribers, 103,900 Video Subscribers and 84,900 Telephony Subscribers. Subscribers to our enhanced video services provided over partner networks largely receive basic video services from the partner networks as opposed to our operations. Due to the fact that we do not own these partner networks, we do not include the 662,000 homes passed by Switzerland’s partner networks at September 30, 2020.

General Notes to Tables:
Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Footnotes

1
Rebased growth percentages, which are non-GAAP measures, are presented as a basis for assessing growth rates on a comparable basis. For purposes of calculating rebased growth rates on a comparable basis, we have adjusted the historical revenue, Segment Adjusted EBITDA and OFCF for the three and nine months ended September 30, 2019 to reflect the translation of our rebased amounts for the three and nine months ended September 30, 2019 at the applicable average foreign currency exchange rates that were used to translate our results for the three and nine months ended September 30, 2020. Investors should view rebased growth as a supplement to, and not a substitute for, U.S. GAAP measures of performance. For further information on the calculation of rebased growth rates, see the discussion in Revenue and Adjusted EBITDA in Liberty Global’s press release dated November 4, 2020, Liberty Global Reports Q3 2020 Results. The following table provides adjustments made to the 2019 amounts to derive our rebased growth rates for Virgin Media and UPC Holding:

	Three months ended			Nine months ended
	September 30, 2020			September 30, 2020
	Revenue	Segment Adjusted EBITDA	OFCF	Revenue	Segment Adjusted EBITDA	OFCF
	in millions
Virgin Media
Foreign Currency	£0.4	£0.3	£0.2	£0.7	£0.4	£0.4

UPC Holding
Foreign Currency	€(12.7)	€(15.8)	€(3.9)	€(36.1)	€(45.4)	€(19.7)

2
During the fourth quarter of 2019, Liberty Global changed the presentation of its consolidated reportable segments with respect to certain operating costs related to its centrally-managed technology and innovation function. For additional information and detail of the impact to the Virgin Media and UPC Holding borrowing groups, see the Appendix.

3
Organic figures exclude RGUs of acquired entities at the date of acquisition and other nonorganic adjustments, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

4
The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

5	Interest will initially accrue at a rate of 6.0% up to January 15, 2021 and at a rate of 11.0% thereafter.

6	Net third-party debt including finance lease obligations is not a defined term under U.S. GAAP and may not therefore be comparable with other similarly titled measures reported by other companies.

Glossary
ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average fixed-line customer relationship or mobile subscriber, as applicable. ARPU per average fixed-line customer relationship is calculated by dividing the average monthly subscription revenue from residential cable and SOHO services by the average number of fixed-line customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing residential mobile and SOHO revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per fixed-line customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average fixed-line customer relationship or mobile subscriber, as applicable. Fixed-line customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, which is a non-GAAP measure, we adjust the prior-year subscription revenue, fixed-line customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions and FX on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and Adjusted EBITDA, as further described in footnote 1 above.

ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Adjusted EBITDA: Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate segment operating performance and is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Adjusted EBITDA is defined as earnings (loss) from continuing operations before net income tax benefit (expense), other non-operating income or expenses, net share of results of affiliates, net gains (losses) on debt extinguishment, net realized and unrealized gains (losses) due to changes in fair value of certain investments and debt, net foreign currency gains (losses), net gains (losses) on derivative instruments, net interest expense, depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our consolidated Adjusted EBITDA measure, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Consolidated Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for U.S. GAAP measures of income included in our condensed consolidated statements of operations.

Adjusted EBITDA margin: Adjusted EBITDA margin is a non-GAAP metric calculated by dividing Adjusted EBITDA by total revenue for the applicable period.

Basic Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. We count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs.

Blended fully-swapped debt borrowing cost: The weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

B2B: Business-to-Business.

Customer Churn: The rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

Enhanced Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers.

Fixed-Line Customer Relationships: The number of customers who receive at least one of our internet, video or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Fixed-Line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed-Line Customer Relationships. We exclude mobile-only customers from Fixed-Line Customer Relationships.

Fixed-Mobile Convergence (FMC): Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband internet service and postpaid mobile telephony service, divided by the total number of customers who subscribe to our fixed broadband internet service.

Homes Passed: Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

Internet Subscriber: A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.

Lightning premises: Includes homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services, which have been connected to our networks as a part of our Project Lightning network extension program in the U.K. and Ireland. Project Lightning infill build relates to construction in areas adjacent to our existing network.

Mobile Subscriber Count: The number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

NPS: Net Promoter Score.

OFCF: As used herein, Operating Free Cash Flow or "OFCF", which is a non-GAAP measure, represents Segment Adjusted EBITDA less property and equipment additions. OFCF is an additional metric that we use to measure the performance of our operations after considering the level of property and equipment additions incurred during the period. For limitations of OFCF, see the definition of Segment Adjusted EBITDA.

Property and equipment additions (P&E additions): Includes capital expenditures on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions.

RGU: A Revenue Generating Unit is separately a Basic Video Subscriber, Enhanced Video Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our U.K. market subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SIM: Subscriber Identification Module.

SOHO: Small or Home Office Subscribers.

Telephony Subscriber: A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

U.S. GAAP: Accounting principles generally accepted in the United States.

YoY: Year-over-year.

Appendix - Supplemental Segment Adjusted EBITDA information

The following table presents (i) reported Segment Adjusted EBITDA and (ii) percentage change from period to period for Segment Adjusted EBITDA on both a reported and rebased basis for our Virgin Media and UPC Holding borrowing groups:

	Three months ended September 30,		Decrease		Nine months ended September 30,		Increase/(decrease)
	2020	2019	Reported %	Rebased %	2020	2019	Reported %	Rebased %
	in millions, except % amounts

Segment Adjusted EBITDA:
Virgin Media	£514.5	£533.5	(3.6)	(3.4)	£1,554.4	£1,600.0	(2.9)	(2.8)

UPC Holding:
Switzerland	€132.0	€144.1	(8.4)	(9.9)	€390.8	€423.9	(7.8)	(11.9)
Central and Eastern Europe	46.0	49.2	(6.5)	(4.0)	143.3	144.7	(1.0)	1.6
Central and Corporate and intersegment eliminations	—	(0.6)	N.M.	N.M.	(0.3)	(3.2)	N.M.	N.M.
Total UPC Holding Segment Adjusted EBITDA	€178.0	€192.7	(7.6)	(8.2)	€533.8	€565.4	(5.6)	(8.0)

Centrally-held Operating Cost Allocations
During the fourth quarter of 2019, Liberty Global changed the presentation of certain operating costs related to its centrally-managed technology and innovation function. These costs, which were previously included in Central and Corporate, are now allocated to our consolidated reportable segments. This change, referred to as the “Centrally-held Operating Cost Allocation”, was made as a result of internal changes with respect to the way in which our chief operating decision maker evaluates the Segment Adjusted EBITDA of our operating segments. Segment information of our borrowing groups for the three and nine months ended September 30, 2019 has been revised to reflect this change. The following table provides a summary of the impact on the Segment Adjusted EBITDA of our borrowing groups that resulted from the Centrally-held Operating Cost Allocation.

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	in millions
Decrease to reported Segment Adjusted EBITDA:
Virgin Media	£(10.3)	£(13.2)	£(29.6)	£(37.9)

UPC Holding:
Switzerland	€(4.5)	€(7.0)	€(13.2)	€(21.8)
Central and Eastern Europe	(2.3)	(3.3)	(6.9)	(9.7)
Total decrease to UPC Holding Segment Adjusted EBITDA	€(6.8)	€(10.3)	€(20.1)	€(31.5)